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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ____________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      RICA FOODS, INC., (formerly known as Costa Rica International, Inc.)
             (Exact name of registrant as specified in its charter)


                           Nevada                                87-0432572
----------------------------------------------------------- --------------------
   (State of Incorporation or Organization) I.R.S. Employer Identification No.


95 Merrick Way, Suite 507, Coral Gables, Florida                    14851
----------------------------------------------------------- --------------------
         (Address of Principal Executive Offices)                (Zip Code)


If this Form relates to the registration of a class of debt securities and is to become effective pursuant to General Instructions A.(c), please check the
following box.   / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent, registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.   / /

If this Form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction  A.(c),  check the  following  box.   /X/

If this Form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), check the following box.   / /

Securities  Act  registration  statement file number to which this form relates:
                                                                      N/A
                                                                ---------------
                                                                (If applicable)

Securities to be  registered  pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
          to be registered                  each class is to be registered
        -------------------                 ------------------------------

   Common Stock, $.001 par value            American Stock Exchange(1)

  (1)  Common Stock listed on the NASDAQ SmallCap Market prior to May 14, 1999.


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
-------------------------------------------------------------------------------
                               (Title of Class)


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Explanatory Note: This Registration  Statement on Form 8-A is being filed by the
Registrant in connection with the listing of the Registrant's Common Stock, $.001 par value, on the American Stock Exchange and the simultaneous delisting of such Common Stock from the NASDAQ SmallCap Market. A copy of this
Registration  Statement  on Form 8-A is being  filed  with  the  American  Stock
Exchange   concurrently  with  its  filing  with  the  Securities  and  Exchange
Commission.

Item 1.      Description of Registrant's Securities to be Registered.

     The authorized capital stock of Rica Foods, Inc. (the "Company" or the "Registrant") consists of 20,000,000 shares of common stock, $.001 par value per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). Only the Common Stock is registered. As of May 7, 1999, there were 7,419,138 shares of Common Stock issued and outstanding. Additionally, there were, as of such date, 200,000 shares reserved for issuance under the Company's stock-based compensation plans. An additional 5,354,416 shares are reserved for issuance upon the completion of specific acquisitions and another 66,667 shares are reserved for issuance upon the exercise of certain outstanding warrants. The remaining authorized but unissued shares of Common Stock are available for issuance in connection with general corporate purposes, including, but not limited to, possible issuance of stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized Common Stock would be issued or as otherwise required by law or regulation, no stockholder approval will be required for the issuance of those shares. No shares of Preferred Sock are issued or outstanding.

     Holders of Common Stock have no preemptive rights and there are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. Holders of the Common Stock will be entitled to dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for the payment of dividends.

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of Common Stock will be entitled to receive, after payment of all debts and liabilities of the Company (including all deposits and accrued interest thereon) and after the rights of holders of Preferred Stock, if any, all assets of the Company available for distribution in cash or in kind.

     Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes with respect to any matter submitted to shareholders for a vote. The holders of record of one-third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The holders of a majority of the outstanding voting stock can elect all of the directors.

     American Stock Transfer & Trust Company is the transfer agent and registrar for the Company.

ITEM 2.   EXHIBITS.

     Pursuant to the Instructions as to Exhibits contained in Form 8-A, the following exhibits will be filed with the American Stock Exchange, but will not be filed with, or incorporated by reference in, copies of this Registration Statement on Form 8-A filed with the Securities and Exchange Commission, as they have previously been filed with the Commission. The exhibit numbers correspond to the paragraph numbers contained in the Instructions as to Exhibits contained in Form 8-A.

1.   Form 10-K for the fiscal year ended September 30, 1998;

2.   Form 10-Q for the quarter ended March 31, 1999;

3.   Consent   Solicitation   Statement   dated  December  4,  1998   requesting
     Stockholder approval of certain acquisitions;

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4.   a.) Articles of Incorporation of the Company, as amended;
     b.) Bylaws of the Company;

5.   Form of Specimen Common Stock Certificate of the Company; and

6. Annual Report submitted to Stockholders in connection with 1997 fiscal year.


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       RICA FOODS, INC.



Date:  May 12, 1999                    By: /s/ Calixto Chaves
                                           ---------------------------------
                                          Calixto Chaves,
                                          Chief Executive Officer, President
                                            and Chairman







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